As filed with the Securities and Exchange Commission on August 14, 2018

Registration No. 333-105994

Registration No. 333-101796

Registration No. 333-54982

Registration No. 333-85419

Registration No. 333-66923

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-105994

Form S-8 Registration Statement No. 333-101796

Form S-8 Registration Statement No. 333-54982

Form S-8 Registration Statement No. 333-85419

Form S-8 Registration Statement No. 333-66923

UNDER

THE SECURITIES ACT OF 1933

Depomed, Inc.

(Exact name of registrant as specified in its charter)

California	94-3229046
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7999 Gateway Blvd., Suite 300

Newark, California 94560

(Address of Principal Executive Offices)

Amended and Restated 1995 Stock Option Plan

(Full Titles of the Plans)

Arthur J. Higgins

President and Chief Executive Officer

7999 Gateway Blvd., Suite 300

Newark, California 94560
Telephone: (510) 744-8000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Ryan A. Murr, Esq.

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

Telephone: (415) 393-8373

Facsimile: (415) 374-8430

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Depomed, Inc., a California corporation (the “Company”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by the Company:

•                  Registration Statement No. 333-105994, filed with the SEC on June 10, 2003, pertaining to the registration of 1,800,000 shares of the Company’s common stock issuable pursuant to the Depomed, Inc. Amended and Restated 1995 Stock Option Plan (the “1995 Plan”).

•                  Registration Statement No. 333-101796, filed with the SEC on December 12, 2002, pertaining to the registration of 500,000 shares of the Company’s common stock issuable pursuant to the 1995 Plan.

•                  Registration Statement No. 333-54982, filed with the SEC on February 5, 2001, pertaining to the registration of 600,000 shares of the Company’s common stock issuable pursuant to the 1995 Plan.

•                  Registration Statement No. 333-85419, filed with the SEC on August 17, 1999, pertaining to the registration of 800,000 shares of the Company’s common stock issuable pursuant to the 1995 Plan.

•                  Registration Statement No. 333-66923, filed with the SEC on November 6, 1998, pertaining to the registration of 1,000,000 shares of the Company’s common stock issuable pursuant to the 1995 Plan.

No outstanding obligations exist under the 1995 Plan and the Company will not issue any common stock under the 1995 Plan. Consequently, the Company is filing this Post-Effective Amendment to these Registration Statements to withdraw and remove from registration, and hereby does withdraw and remove from registration, the registered but unissued securities issuable by the Company pursuant to the above-referenced Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, Illinois, on August 14, 2018.

Depomed, Inc.

By:	/s/ Amar Murugan
Amar Murugan
Senior Vice President and General Counsel

*       Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.